AMENDMENT TO THE DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”, entered into as of February_, 2011 (the “Effective Date”) is made by and between INSPIREMD GmbH. Of 16 Boschstrasse, Wiesen, Germany, a Corporation organized and existing under the laws of Germany and any of its affiliated companies (under formation) (individually and collectively referred to as the “Supplier”), and IZASA Distribuciones Tecnicas SA ______________ with offices at Aragon 90, Barcelona, Spain (“IZASA”); and IZASA Hospital, S.L.U., a fully owned subsidiary of IZASA Distribuciones Tecnicas SA, located at Aragon 90, Barcelona, Spain (“IZASA HOSPITAL” or the “Distributor”) each of the Supplier, IZASA and New Distributor, a “Party” and together, the “Parties”).

WHEREAS, Supplier and IZASA entered into that certain Exclusive Distribution Agreement, contract no. COD-014-09 (the “Agreement”) dated May 20, 2009;

The Parties agree to amend the Agreement by assigning IZASA’s rights and obligations under the Agreement to IZASA HOSPITAL and additional revisions as follows:

Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Original Agreement.

1.           IZASA HOSPITAL hereby assumes all of IZASA’s rights and obligations under the Agreement, and consequently as of the date hereof IZASA HOSPITAL shall be considered as “Distributor” under the Agreement.  Despite anything to the contrary herein IZASA shall continue to be responsible for the fulfillment of the Distributor’s obligations under the Agreement, jointly with IZASA HOSPITAL.

2.           The Parties agree to include in Exhibit A to the Agreement the ultra thin micro mesh coated stent called MGuard Prime as of the Effective Date.  As a consequence, a new Exhibit A is issued and attached to this Amendment.

3.           Without derogating from the Distributor’s undertakings under the Agreement, including Section 1.3 and Exhibit C thereto, the Distributor will order from the Supplier 500 units of the MGuard Prime stent at a price of 700 Euros per unit by Feb. 10, 2011.  The shipment of the order will be carried out in three phases as follows with invokes being issued upon shipment:

a.           150 units immediately upon execution of this Amendment Agreement
b.           150 units on April 10, 2011
c.           200 units on July 10, 2011

In the event that the Study (defined below) is delayed, IZASA HOSPITAL has the right to postpone the 2nd and 3rd shipments for the delay period in the commencement of the Study.

4.           Subject to the fulfillment of Section 3 above in its entirety, the Supplier will deliver an additional 20% of stents as free goods, i.e., 100 units.  The 100 free of charge units will be shipped as follows:

a.           30 units with the shipment mentioned in Section 3a.
b.           30 units with the shipment mentioned in Section 3b.
c.           40 units with the shipment mentioned in Section 3c.

5.           A clinical study (the “Study”) will be conducted within Spain entitled MGuard Prime Implementation in STEMI (acute myocardial infarction with ST elevation).  The Study’s aim is to evaluate the efficacy and safety of the use of MGuard Prime stent in reducing the rate of complications associated with the procedure such as no reflow phenomenon and distal embolization, as well as non -- inferiority as compared to other devices in terms of thrombosis and or restenosis.  Three hundred patients will participate in the Study.

6.           Subject to the support of the Distributor to the Study as stated herein, the Supplier will loan to the Distributor 300 units of MGuard Prime for the Study mentioned in clause 5.  Any MGuard Prime unit which shall not be deployed until the end of the Study will be returned immediately to Supplier.  The end date of the Study will be determined by Supplier.

7.           The Distributor will purchase from the Supplier each stent deployed from the stents loaned to Distributor and mentioned in Clause 6 above at a price of 700 Euros each.  The Distributor will issue a report to the Supplier once a month with the total number of stents deployed within the Study with payment due to the Supplier immediately upon issuance of the report and the Supplier invoice.

8.           For each patient participation in the Study, the Distributor will pay in addition to the 700 Euros per stent, an additional 200 Euros for its share in the clinical study cost.  Upon receipt of the report mentioned in clause 7, the Supplier will issue an invoice for this amount to the Distributor for each patient who participates in the Study.  The payment by the distributor will be due immediately upon receipt of the Supplier invoice.

9.           Except for the changes in the Agreement set forth above, the provisions of the Agreement shall remain in full force and effect and without any change.

INSPIREDMD GmbH.		IZASA Hospital, S L.U.

Signature:	/s/ Ofir Paz	Signature:	/s/ Alfonso Garcia
Name:	Ofir Paz	Name:	Alfonso Garcia
Title:	Chief Executive Officer	Title:	General Manager

IZASA Distribuciones Tecnicas SA

		Signature:	/s/ Enric Moret
		Name:	Enric Moret
		Title:	General Manager

EXHIBIT A PRODUCTS

MGuard™

MGuard™ Prime